February 28, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Sub-Item 77K of Form N-SAR dated February 28, 2017, of the Crawford Funds (comprised of Crawford Dividend Growth Fund, Crawford Dividend Opportunity Fund, and Crawford Dividend Yield Fund) and are in agreement with the statements contained in the first and second paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP